Exhibit 99.1

  Foothill Independent Bancorp Increases Quarterly Cash Dividend 15%

    GLENDORA, Calif.--(BUSINESS WIRE)--July 27, 2005--Foothill Independent Bancorp (NASDAQ:FOOT) announced that its Board of Directors has raised its cash dividend by 15% to $0.15 per share. The quarterly cash dividend will be payable August 23, to shareholders of record August 9, 2005.
    "Since January 2003, we have issued two 9% stock dividends, a five-for-four stock split, paid two sizable special cash dividends, and increased our quarterly cash dividend three times," stated George Langley, President & CEO. "In addition, last week we announced record profits for both the second quarter and first half of 2005, further demonstrating our total commitment to building shareholder value."
    For the quarter and six months ended June 30, 2005, net income increased 25% and 22%, to $0.31 and $0.60 per diluted share, respectively, over the same periods of 2004. Annualized return on average equity (ROAE) and return on average assets at June 30, 2005 improved to 16.3% and 1.33%, respectively.

    About Foothill Independent Bancorp

    Foothill Independent Bancorp is a one-bank holding company that operates Foothill Independent Bank. This wholly owned bank subsidiary currently operates 12 commercial banking offices in Los Angeles, San Bernardino and Riverside Counties. Foothill Independent Bank has consistently earned the highest ratings for safety and soundness from such bank rating firms as Findley Reports, Bauer Financial Services, and Veribanc.

    Forward-Looking Information

    This release contains forward-looking statements regarding expected future performance. Past performance, including cash and stock dividends and the ability to issue such dividends, as well as the impact of interest rates on profitability, are not indicative of the future. Actual results may differ materially from those currently anticipated in such forward looking statements, due, among other things, to those factors and risks identified in Management's Discussion and Analysis contained in the Company's publicly available Securities and Exchange Commission filings, including its Annual Report on Form 10-K for the year ended December 31, 2004.

    CONTACT: Foothill Independent Bancorp
             George Langley, 626-963-8551